Exhibit 99.2

800 Boylston Street
Boston, MA 02199

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Michael Walsh	Marilynn Meek – General Information
Senior Vice President, Finance	(212) 827-3773
(617) 236-3410

Arista Joyner
Investor Relations Manager
(617) 236-3343

BOSTON PROPERTIES, INC. ANNOUNCES

SECOND QUARTER 2008 RESULTS

Reports diluted FFO per share of $1.19	Reports diluted EPS of $0.66

BOSTON, MA, July 22, 2008 – Boston Properties, Inc. (NYSE: BXP), a real estate investment trust, reported results today for the second quarter ended June 30, 2008.

Funds from Operations (FFO) for the quarter ended June 30, 2008 were $145.0 million, or $1.21 per share basic and $1.19 per share diluted. This compares to FFO for the quarter ended June 30, 2007 of $142.9 million, or $1.20 per share basic and $1.18 per share diluted. The weighted average number of basic and diluted shares outstanding totaled 119,752,889 and 122,775,797, respectively, for the quarter ended June 30, 2008 and 118,961,276 and 122,660,356, respectively, for the quarter ended June 30, 2007.

Net income available to common shareholders was $79.5 million for the quarter ended June 30, 2008, compared to $102.3 million for the quarter ended June 30, 2007. Net income available to common shareholders per share (EPS) for the quarter ended June 30, 2008 was $0.66 basic and $0.66 on a diluted basis. This compares to EPS for the second quarter of 2007 of $0.86 basic and $0.84 on a diluted basis. EPS includes $0.04 and $0.11, on a diluted basis, related to gains on sales of real estate and discontinued operations for the quarters ended June 30, 2008 and 2007, respectively. The gains on sales of real estate for the quarter ended June 30, 2007 primarily resulted from the sales of Newport Office Park for a gross sale price of $37.0 million and our share of the gain on sale of Worldgate Plaza of approximately $15.5 million, which is included in income from unconsolidated joint ventures, for a gross sale price of $109.0 million.

The reported results are unaudited and there can be no assurance that the results will not vary from the final information for the quarter ended June 30, 2008. In the opinion of management, all adjustments considered necessary for a fair presentation of these reported results have been made.

As of June 30, 2008, the Company’s portfolio consisted of 142 properties comprising approximately 46.8 million square feet, including 14 properties under construction totaling 4.4 million square feet and one hotel. The overall percentage of leased space for the 127 properties in service as of June 30, 2008 was 94.9%.

Significant events during the second quarter included:

•

On April 1, 2008, the Company used available cash to repay the mortgage loan collateralized by its Prudential Center property located in Boston, Massachusetts totaling approximately $258.2 million. There was no prepayment penalty associated with the repayment. The mortgage loan bore interest at a fixed rate of 6.72% per annum and was scheduled to mature on July 1, 2008.

•

On April 1, 2008, the Company cash-settled at maturity nine of its treasury lock contracts with notional amounts aggregating $325.0 million and made cash payments to the counterparties totaling approximately $33.5 million.

•

On April 14, 2008, the Company sold a parcel of land located in Washington, D.C. for approximately $33.7 million. The Company had previously entered into a development management agreement with the buyer to develop a Class A office property on the parcel totaling approximately 165,000 net rentable square feet.

•

On April 22, 2008, the Company executed a 15-year lease with Wellington Management Company, LLP for its development project located at 280 Congress Street (Russia Wharf) in Boston, Massachusetts. Wellington Management will occupy approximately 450,000 square feet out of the approximately 552,000 square feet of office space (82%) in this approximately 815,000 net rentable square foot mixed-use project. The lease is scheduled to commence in the spring of 2011.

•

On April 29, 2008, the Company’s Wisconsin Place joint venture entity that owns and is developing the land and infrastructure components of the project (a joint venture entity in which the Company owns an effective interest of approximately 23.89%) repaid the balance of its construction loan totaling approximately $29.6 million. The loan was scheduled to mature in March 2009. Wisconsin Place is a mixed-use development project consisting of office, retail and residential properties located in Chevy Chase, Maryland.

•

On May 12, 2008, the Company acquired the remaining development rights for its 250 West 55th Street development project located in New York City for an aggregate purchase price of approximately $34.2 million. The acquisition was financed with approximately $19.2 million of cash and the issuance to the selling entity of 150,000 common units of limited partnership interest in the Company’s Operating Partnership.

•

On May 30, 2008, the Company’s Value-Added Fund obtained mortgage financing totaling $120.0 million (of which $103.0 million was drawn at closing, with the remaining $17.0 million available to fund future tenant and capital costs) collateralized by its Mountain View Research Park properties. Mountain View Research Park consists of sixteen Class A office and office/technical properties aggregating approximately 601,000 net rentable square feet located in Mountain View, California. The mortgage financing bears interest at a variable rate equal to LIBOR plus 1.75% per annum and matures on April 1, 2011 with two, one-year extension options. The Value-Added Fund entered into three interest rate swap contracts with notional amounts aggregating $103.0 million to fix the one-month LIBOR index rate at 3.63% per annum through maturity. The proceeds of the mortgage financing were used to repay the remaining $100.0 million of financing provided by the Company to the Value- Added

Fund in connection with the Company’s transfer of the Mountain View Research and Technology Park properties to the Value-Added Fund in January 2008. In addition, on June 12, 2008, the Value-Added Fund entered into an interest rate swap contract related to the mortgage loan collateralized by its Mountain View Technology Park properties with a notional amount of $24.0 million to fix the one-month LIBOR index rate at 4.085% per annum through maturity on March 31, 2011.

•

On June 6, 2008, the Company’s Operating Partnership utilized an accordion feature under its unsecured revolving credit facility with a consortium of lenders to increase the current maximum borrowing amount under the facility from $605.0 million to $923.3 million. On July 21, 2008, the Company’s Operating Partnership further increased the maximum borrowing amount to $1.0 billion. All other material terms under the facility remain unchanged.

•

On June 9, 2008, the Company completed the acquisition of the General Motors Building in New York City for a purchase price of approximately $2.8 billion. The General Motors Building is an approximately 2,000,000 (as remeasured) rentable square foot office building located at the corner of 5th Avenue and Central Park South in New York City. The acquisition was completed through a joint venture among the Company, US Real Estate Opportunities I, L.P., which is a partnership managed by Goldman Sachs, and Meraas Capital LLC, a Dubai-based private equity firm. The Company has a 60% interest in the venture and will provide customary property management and leasing services for the venture. The purchase price consisted of approximately $890 million of cash, the issuance to the selling entity of 102,883 common units of limited partnership interest in the Company’s Operating Partnership and the assumption of approximately $1.9 billion of secured and mezzanine loans having a weighted average fixed interest rate of 5.97% per annum, all of which mature in September 2017. In addition, the venture acquired the lenders’ interest in a portion of the assumed mezzanine loans having an aggregate principal amount of $294.0 million and a stated interest rate of 6.02% per annum. The Company expects that the acquired mezzanine loans will remain outstanding pending a decision to either sell them or retire them. The Company now projects its share of the General Motors Building’s annualized 2008 Unleveraged Cash Return, including fee income, to be approximately 4.6% and its share of the property’s annualized 2008 Unleveraged FFO Return, including fee income, to be approximately 10.0%. The Company now projects its share of the General Motors Building’s 2009 Unleveraged Cash Return, including fee income, to be approximately 5.0% and its share of the property’s 2009 Unleveraged FFO Return, including fee income, to be approximately 10.3%. The calculation of the updated projected returns and related disclosures are presented on the accompanying table entitled “Projected 2008 and 2009 Returns on Acquisition.” There can be no assurances that actual returns will not differ materially from these projections.

The Company expects to consummate the previously announced acquisitions of 540 Madison Avenue, 125 West 55th Street and Two Grand Central Tower, also located in New York City, through joint ventures in each of which the Company will own a 60% interest. 540 Madison Avenue is a 39-story building located at Madison Avenue at 55th Street that contains approximately 292,000 rentable square feet. 125 West 55th Street is a 23-story building, spanning from 55th to 56th Streets between Avenue of the Americas and Seventh Avenue, that contains approximately 591,000 rentable square feet. Two Grand Central Tower is a 44-story mid-block tower that runs from 44th to 45th Street between Lexington and Third Avenue and contains approximately 664,000 rentable square feet. The purchase prices for these properties are: 540 Madison Avenue, $277.1 million; 125 West 55th Street, $444.0 million; and Two Grand Central Tower, $427.9 million. The debt that is expected to be assumed as part of the transactions consists of the following: 540 Madison Avenue—two secured loans having an aggregate principal amount of $120 million and a weighted average interest rate of 5.28% per annum, each of which matures in July 2013; 125 West 55th Street—an aggregate principal amount of $263.5 million of secured and mezzanine loans having a weighted average interest rate of 6.31% per annum, all of which mature in March 2010; and Two Grand Central Tower—a $190 million secured loan having a per annum interest rate of 5.10%, which matures in July 2010. Upon the closing of the General Motors Building, the deposit on these assets (which are in the form of letters of credit) was increased by an aggregate of $20 million, bringing the total remaining deposit to $75 million. The closings of the remaining acquisitions are expected to occur in multiple steps and are subject to customary conditions and termination rights for transactions of this type. There can be no assurance that the closings will occur on the terms currently contemplated or at all.

•

On June 19, 2008, the Company obtained construction financing totaling $65.0 million collateralized by its Democracy Tower (formerly South of Market — Phase II) development project located in Reston, Virginia. The Democracy Tower development project consists of a Class A office property with approximately 225,000 net rentable square feet. The construction financing bears interest at a variable rate equal to LIBOR plus 1.75% per annum and matures on December 19, 2010 with two, one-year extension options.

•

During the quarter ended June 30, 2008, the Company commenced construction on its mixed-use project at Pennsylvania Avenue and Washington Circle in the District of Columbia comprised of approximately 450,000 square feet of office space and 330,000 square feet of residential space. In February 2008, the Company had executed a 60-year ground lease with The George Washington University for the redevelopment of the site.

EPS and FFO per Share Guidance:

The Company’s guidance for the third quarter and full year 2008 for EPS (diluted) and FFO per share (diluted) is set forth and reconciled below.

	Third Quarter 2008			Full Year 2008
	Low	-	High	Low	-	High
Projected EPS (diluted)	$0.53	-	$0.54	$2.60	-	$2.66
Add:
Projected Company Share of Real Estate Depreciation and Amortization	0.70	-	0.70	2.50	-	2.50
Less:
Projected Company Share of Gains on Sales of Real Estate	0.01	-	0.01	0.24	-	0.24
Projected FFO per Share (diluted)	$1.22	-	$1.23	$4.86	-	$4.92

Except as described below, the foregoing estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release and previously disclosed. The estimates do not include the impact on operating results from the anticipated acquisitions of 540 Madison Avenue, 125 West 55th Street and Two Grand Central Tower. The estimates also do not include possible future gains or losses or the impact on operating results from other possible future property acquisitions or dispositions. EPS estimates may be subject to fluctuations as a result of several factors, including changes in the recognition of depreciation and amortization expense and any gains or losses associated with disposition activity. The Company is not able to assess at this time the potential impact of these factors on projected EPS. By definition, FFO does not include real estate-related depreciation and amortization or gains or losses associated with disposition activities. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

On May 9, 2008, the Financial Accounting Standards Board (the “FASB”) issued FASB Staff Position No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP No. APB 14-1”) that requires the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) to be separately accounted for in a manner that reflects the issuer’s nonconvertible debt borrowing rate. FSP No. APB 14-1 requires that the initial debt proceeds from the sale of Boston Properties Limited Partnership’s (“BPLP”) $862.5 million of 2.875% exchangeable senior notes due 2037 and $450.0 million of 3.75% exchangeable senior notes due 2036 be allocated between a liability component and an equity component in a manner that reflects interest expense at the interest rate of similar nonconvertible debt. The resulting debt discount will be amortized over the period during which the debt is expected to be outstanding (i.e., through the first optional redemption dates) as additional non-cash interest expense. Based on the Company’s understanding of the application of FSP No. APB 14-1, this will result in an aggregate of approximately $0.13 - $0.14 per share (net of incremental capitalized interest) of additional non-cash interest expense for fiscal 2008. Excluding the impact of capitalized interest, the additional non-cash interest expense will be approximately $0.15 - $0.16 per share for fiscal 2008, and this amount (before netting) will increase in subsequent reporting periods through the first optional redemption dates as the debt accretes to its par value over the same period. FSP No. APB 14-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is not permitted. Upon adoption, FSP No. APB 14-1 requires companies to retrospectively apply the requirements of the pronouncement to all periods presented. The guidance set forth in the table above does not include the impact of FSP No. APB 14-1 as the Company is not permitted to early adopt the pronouncement. However, commencing in 2009, the Company will present prior period comparative results reflecting the impact of FSP No. APB 14-1.

Boston Properties will host a conference call on Wednesday, July 23, 2008 at 10:00 AM Eastern Time, open to the general public, to discuss the second quarter 2008 results, the 2008 projections and related assumptions, and other related matters that may be of interest to investors. The number to call for this interactive teleconference is (800) 240-5318 (Domestic) or (303) 262-2004 (International); no passcode required. A replay of the conference call will be available through July 30, 2008, by dialing (800) 405-2236 (Domestic) or (303) 590-3000 (International) and entering the passcode 11116665. There will also be a live audio webcast of the call which may be accessed on the Company’s website at www.bostonproperties.com in the Investor Relations section. Shortly after the call a replay of the webcast will be available in the Investor Relations section of the Company’s website, and archived for up to twelve months following the call.

Additionally, a copy of Boston Properties’ second quarter 2008 “Supplemental Operating and Financial Data” and this press release are available in the Investor Relations section of the Company’s website at www.bostonproperties.com.

Boston Properties is a fully integrated, self-administered and self-managed real estate investment trust that develops, redevelops, acquires, manages, operates and owns a diverse portfolio of Class A office properties and one hotel. The Company is one of the largest owners and developers of Class A office properties in the United States, concentrated in five markets – Boston, Midtown Manhattan, Washington, D.C., San Francisco and Princeton, N.J.

This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Boston Properties’ control and could materially affect actual results, performance or achievements. These factors include, without limitation, the ability of our joint venture partners to satisfy their obligations, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the effectiveness of our interest rate hedging program, the effects of local economic and market conditions, the effects of acquisitions and dispositions (including possible impairment charges) on our operating results, the impact of newly adopted accounting principles on the Company’s accounting policies and on period-to-period comparisons of financial results, regulatory changes and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Boston Properties does not undertake a duty to update or revise any forward-looking statement, including its guidance for the third quarter and full fiscal year 2008, whether as a result of new information, future events or otherwise.

Financial tables follow.

BOSTON PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(in thousands, except for per share amounts)
	(unaudited)
Revenue
Rental:
Base rent	$281,072	$268,272	$562,466	$538,944
Recoveries from tenants	49,848	46,783	98,732	93,069
Parking and other	17,317	16,488	33,818	31,809

Total rental revenue	348,237	331,543	695,016	663,822
Hotel revenue	9,708	9,335	16,232	16,044
Development and management services	6,460	5,130	11,937	9,857
Interest and other	4,115	26,205	15,894	43,193

Total revenue	368,520	372,213	739,079	732,916

Expenses
Operating:
Rental	119,103	112,998	236,836	225,869
Hotel	6,449	6,417	12,346	12,431
General and administrative	17,467	16,291	37,055	33,099
Interest	64,564	73,743	132,403	147,669
Depreciation and amortization	74,389	73,921	149,060	143,693
Net derivative losses	(257)	—	3,531	—
Losses from early extinguishments of debt	—	—	—	722

Total expenses	281,715	283,370	571,231	563,483

Income before minority interests in property partnerships, income from unconsolidated joint ventures, minority interest in Operating Partnership, gains on sales of real estate and discontinued operations	86,805	88,843	167,848	169,433
Minority interests in property partnerships	(420)	—	(1,045)	—
Income from unconsolidated joint ventures	1,855	17,268	2,897	18,233

Income before minority interest in Operating Partnership, gains on sales of real estate and discontinued operations	88,240	106,111	169,700	187,666
Minority interest in Operating Partnership	(14,009)	(16,840)	(27,044)	(27,798)

Income before gains on sales of real estate and discontinued operations	74,231	89,271	142,656	159,868
Gains on sales of real estate, net of minority interest	5,303	—	25,331	620,262

Income before discontinued operations	79,534	89,271	167,987	780,130
Discontinued operations:
Income from discontinued operations, net of minority interest	—	1,357	—	3,985
Gains on sales of real estate from discontinued operations, net of minority interest	—	11,716	—	173,815

Net income available to common shareholders	$79,534	$102,344	$167,987	$957,930

Basic earnings per common share:
Income available to common shareholders before discontinued operations	$0.66	$0.75	$1.40	$6.49
Discontinued operations, net of minority interest	—	0.11	—	1.50

Net income available to common shareholders	$0.66	$0.86	$1.40	$7.99

Weighted average number of common shares outstanding	119,753	118,961	119,644	118,565

Diluted earnings per common share:
Income available to common shareholders before discontinued operations	$0.66	$0.73	$1.39	$6.37
Discontinued operations, net of minority interest	—	0.11	—	1.47

Net income available to common shareholders	$0.66	$0.84	$1.39	$7.84

Weighted average number of common and common equivalent shares outstanding	121,315	120,984	121,168	120,811

BOSTON PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(in thousands, except for share amounts)
	(unaudited)
ASSETS

Real estate	$9,277,500	$9,077,528
Real estate held for sale, net	—	221,606
Construction in progress	735,372	700,762
Land held for future development	253,313	249,999
Less: accumulated depreciation	(1,647,145)	(1,531,707)

Total real estate	8,619,040	8,718,188

Cash and cash equivalents	112,110	1,506,921
Cash held in escrows	59,644	186,839
Marketable securities	20,372	22,584
Tenant and other receivables, net of allowance for doubtful accounts of $1,545 and $1,901, respectively	42,116	58,074
Note receivable	270,000	—
Accrued rental income, net of allowance of $1,164 and $829, respectively	326,149	300,594
Deferred charges, net	305,287	287,199
Prepaid expenses and other assets	26,511	30,566
Investments in unconsolidated joint ventures	606,696	81,672

Total assets	$10,387,925	$11,192,637

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Mortgage notes payable	$2,535,496	$2,726,127
Unsecured senior notes, net of discount	1,472,141	1,471,913
Unsecured exchangeable senior notes, net of discount	1,296,252	1,294,126
Unsecured line of credit	200,000	—
Accounts payable and accrued expenses	183,192	145,692
Dividends and distributions payable	96,451	944,870
Accrued interest payable	55,979	54,487
Other liabilities	187,104	232,705

Total liabilities	6,026,615	6,869,920

Commitments and contingencies	—	—

Minority interests	663,313	653,892

Stockholders’ equity:
Excess stock, $.01 par value, 150,000,000 shares authorized, none issued or outstanding	—	—
Preferred stock, $.01 par value, 50,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $.01 par value, 250,000,000 shares authorized, 119,835,140 and 119,581,385 shares issued and 119,756,240 and 119,502,485 shares outstanding in 2008 and 2007, respectively	1,198	1,195
Additional paid-in capital	3,341,887	3,305,219
Earnings in excess of dividends	399,502	394,324
Treasury common stock, at cost	(2,722)	(2,722)
Accumulated other comprehensive loss	(41,868)	(29,191)

Total stockholders’ equity	3,697,997	3,668,825

Total liabilities and stockholders’ equity	$10,387,925	$11,192,637

BOSTON PROPERTIES, INC.

FUNDS FROM OPERATIONS (1)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(in thousands, except for per share amounts)
	(unaudited)
Net income available to common shareholders	$79,534	$102,344	$167,987	$957,930

Add:
Minority interest in Operating Partnership	14,009	16,840	27,044	27,798
Minority interests in property partnerships	420	—	1,045	—
Less:
Income from unconsolidated joint ventures	1,855	17,268	2,897	18,233
Gains on sales of real estate, net of minority interest	5,303	—	25,331	620,262
Income from discontinued operations, net of minority interest	—	1,357	—	3,985
Gains on sales of real estate from discontinued operations, net of minority interest	—	11,716	—	173,815

Income before minority interests in property partnerships, income from unconsolidated joint ventures, minority interest in Operating Partnership, gains on sales of real estate and discontinued operations	86,805	88,843	167,848	169,433

Add:
Real estate depreciation and amortization (2)	82,838	76,264	160,457	149,134
Income from discontinued operations	—	1,589	—	4,675
Income from unconsolidated joint ventures (3)	1,855	1,815	2,897	2,780
Less:
Minority interests in property partnerships’ share of funds from operations	928	—	2,039	—
Preferred distributions (4)	949	1,084	1,854	2,286

Funds from operations (FFO)	169,621	167,427	327,309	323,736

Less:
Minority interest in the Operating Partnership’s share of funds from operations	24,620	24,483	47,587	47,795

Funds from operations available to common shareholders	$145,001	$142,944	$279,722	$275,941

Our percentage share of funds from operations - basic	85.49%	85.38%	85.46%	85.24%

Weighted average shares outstanding - basic	119,753	118,961	119,644	118,565

FFO per share basic	$1.21	$1.20	$2.34	$2.33

Weighted average shares outstanding - diluted	122,776	122,660	122,629	122,609

FFO per share diluted	$1.19	$1.18	$2.30	$2.28

(1)	Pursuant to the revised definition of Funds from Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), we calculate Funds from Operations, or “FFO,” by adjusting net income (loss) (computed in accordance with GAAP, including non-recurring items) for gains (or losses) from sales of properties, real estate related depreciation and amortization, and after adjustment for unconsolidated partnerships and joint ventures. FFO is a non-GAAP financial measure. The use of FFO, combined with the required primary GAAP presentations, has been fundamentally beneficial in improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful. Management generally considers FFO to be a useful measure for reviewing our comparative operating and financial performance because, by excluding gains and losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and is not a measure of liquidity or an indicator of our ability to make cash distributions. We believe that to further understand our performance, FFO should be compared with our reported net income and considered in addition to cash flows in accordance with GAAP, as presented in our consolidated financial statements.

(2)	Real estate depreciation and amortization consists of depreciation and amortization from the Consolidated Statements of Operations of $74,389, $73,921, $149,060 and $143,693, our share of unconsolidated joint venture real estate depreciation and amortization of $8,972, $2,085, $12,235 and $4,184 and depreciation and amortization from discontinued operations of $0, $700, $0 and $2,014, less corporate-related depreciation and amortization of $523, $442, $838 and $757 for the three months and six months ended June 30, 2008 and 2007, respectively.
(3)	Excludes approximately $15.5 million related to our share of the gain on sale and related loss from early extinguishment of debt associated with the sale of Worldgate Plaza for the three months and six months ended June 30, 2007.
(4)	Excludes an adjustment of approximately $3.1 million for the six months ended June 30, 2007 to the income allocated to the holders of Series Two Preferred Units to account for their right to participate on an as-converted basis in the special dividend that followed previously completed sales of real estate.

BOSTON PROPERTIES, INC.

PROJECTED 2008 AND 2009 RETURNS ON ACQUISITION

(dollars in thousands)

	The General Motors Building
	Six Months 2008	Year 2009
Base rent and recoveries from tenants	$94,030	$198,800
Straight-line rent	4,950	8,850
Fair value lease revenue	70,410	138,110
Parking and other	3,540	7,020

Total rental revenue	172,930	352,780

Operating Expenses	36,370	74,830

Revenue less Operating Expenses	136,560	277,950

Interest expense (1)	72,650	139,410
Fair value interest expense	3,920	8,270
Depreciation and amortization	79,050	151,300

Net loss	$(19,060)	$(21,030)

Add:
Interest expense (1)	72,650	139,410
Fair value interest expense	3,920	8,270
Depreciation and amortization	79,050	151,300

Unleveraged FFO (2)	$136,560	$277,950

Less:
Straight-line rent	(4,950)	(8,850)
Fair value lease revenue	(70,410)	(138,110)

Unleveraged Cash	$61,200	$130,990

Purchase Price	$2,800,000
Closing costs	(9,000)

Total Unleveraged Investment	$2,791,000

Unleveraged FFO Return (2)	10.0%	10.3%

Unleveraged Cash Return (3)	4.6%	5.0%

(1) Projected interest expense includes interest on partner loans totaling $450 million, of which approximately $294 million has been projected to be refinanced with third-party debt in the first quarter of 2009.

(2) Pursuant to the revised definition of Funds from Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), we calculate Funds from Operations, or “FFO,” by adjusting net income (loss) (computed in accordance with GAAP, including non-recurring items) for gains (or losses) from sales of properties, real estate related depreciation and amortization, and after adjustment for unconsolidated partnerships and joint ventures. FFO is a non-GAAP financial measure. Unleveraged FFO excludes, among other items, interest expense, which may vary depending on the level of corporate debt or property-specific debt. Unleveraged FFO Return is also a non-GAAP financial measure that is determined by dividing (A) the Company’s share (60%) of Unleveraged FFO (based on the projected results for the six months ending December 31, 2008 (annualized) and the year ending December 31, 2009) plus the Company’s share of fee income by (B) the Company’s share of Total Unleveraged Investment. Management believes projected Unleveraged FFO Return is a useful measure in the real estate industry when determining the appropriate purchase price for a property or estimating a property’s value. When evaluating acquisition opportunities, management considers, among other factors, projected Unleveraged FFO Return because it excludes, among other items, interest expense (which may vary depending on the level of corporate debt or property-specific debt), as well as depreciation and amortization expense (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates). Other factors that management considers include its cost of capital and available financing alternatives. Other companies may compute FFO, Unleveraged FFO and Unleveraged FFO Return differently and these are not indicators of a real estate asset’s capacity to generate cash flow.

(3) Unleveraged Cash Return is a non-GAAP financial measure that is determined by dividing (A) the Company’s share of Unleveraged Cash (based on the projected results for the six months ending December 31, 2008 (annualized) and the year ending December 31, 2009) plus the Company’s share of fee income by (B) the Company’s share of the Total Unleveraged Investment. Other real estate companies may calculate this return differently. Management believes that projected Unleveraged Cash Return is also a useful measure of a property’s value when used in addition to Unleveraged FFO Return because, by eliminating the effect of straight-lining of rent and the SFAS No. 141 treatment of in-place above- and below-market leases, it enables an investor to assess the projected cash on cash return from the property over the forecasted period.

Management is presenting these projected returns and related calculations to assist investors in analyzing the Company’s recent acquisition. Management does not intend to present this data for any other purpose, for any other period or for its other properties, and is not intending for these measures to otherwise provide information to investors about the Company’s financial condition or results of operations. The Company does not undertake a duty to update any of these projections.

BOSTON PROPERTIES, INC.

PORTFOLIO LEASING PERCENTAGES

	% Leased by Location
	June 30, 2008	December 31, 2007
Greater Boston	92.8%	93.3%
Greater Washington, D.C.	98.1%	99.1%
Midtown Manhattan	99.8%	99.5%
Princeton/East Brunswick, NJ	82.2%	83.3%
Greater San Francisco	92.1%	91.1%

Total Portfolio	94.9%	94.9%

	% Leased by Type
	June 30, 2008	December 31, 2007
Class A Office Portfolio	95.6%	95.4%
Office/Technical Portfolio	81.9%	86.1%

Total Portfolio	94.9%	94.9%